Investor Relations
Nicholas Rhoads
Managing Director, Investor Relations
(952) 887-8865, nicholas.rhoads@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports First Quarter Fiscal 2020 Results
Charles Machine Works and Residential Segment Key Drivers of Strong Q1 Performance

•	Net sales increased 27.3% compared to the same prior-year period

•	Reported diluted EPS up 18.2%, and *adjusted diluted EPS up 20.8%, compared to the same prior-year period

•	Maintains full-year adjusted EPS guidance range of $3.33 to $3.40 per diluted share, which includes the recently completed Venture Products acquisition

BLOOMINGTON, Minn.—(BUSINESS WIRE) —March 5, 2020—The Toro Company (NYSE: TTC) today reported results for its first quarter ended January 31, 2020.
“Fiscal 2020 is off to a solid start, fueled by revenue growth and gross margin expansion in the quarter that builds on similar results last year,” said Richard M. Olson, chairman and chief executive officer. “The integration of Charles Machine Works is progressing ahead of our original expectations as we approach the first anniversary of the acquisition, and we are on track to achieve our synergy goals. Among the many key initiatives that we expect will contribute to our fiscal year, we are excited about expanding our residential product reach through our new placement with the Tractor Supply Company. In fact, we believe all our channel partners will benefit from the refreshed products, branding and marketing. Finally, we announced the closing of the acquisition of Venture Products earlier this week. We welcome the Venture Products team and the well-regarded Ventrac® product line to The Toro Company.”

First Quarter Fiscal 2020 Financial Highlights

•	Net sales of $767.5 million, up 27.3% compared with $603.0 million in the first quarter of fiscal 2019.

•
Net earnings of $70.1 million, up 17.7% compared with $59.5 million in the first quarter of fiscal 2019; *Adjusted net earnings of $69.7 million, up 22.9% compared with $56.7 million in the same prior-year period.

•
Reported EPS of $0.65 per diluted share, up 18.2% compared with $0.55 per diluted share in the first quarter of fiscal 2019; *Adjusted EPS of $0.64 per diluted share, up 20.8% compared with $0.53 per diluted share in the same prior-year period.

*Please see the tables provided for a reconciliation of adjusted non-GAAP net earnings and adjusted non-GAAP diluted earnings per share to the comparable GAAP measures.

2 - The Toro Company Reports First Quarter Fiscal 2020 Results

Second Quarter and Fiscal Year 2020 Outlook
“In addition to anticipated healthy demand for our core products in the golf, grounds, contractor and construction markets, there is considerable pre-season excitement for the new products we displayed at recent industry trade shows,” continued Olson. “The all-electric e-Dingo™ compact utility loader, Greensmaster® eTriFlex™ and 60V Flex-Force™ steel deck walk power mower enhance our lithium-ion battery-powered offerings and demonstrate our commitment to alternative energy solutions. At the Golf Industry Show, we showcased smart-connected and autonomous-enabled product concepts focused on helping customers be more productive.”
“We are realizing productivity and synergy gains from the Charles Machine Works acquisition and seeing some benefit from the current commodity cost environment. This translated into higher gross margin in the first quarter and we expect to see full year gross margin expansion,” continued Olson.
The company is maintaining its fiscal 2020 guidance, including net sales of about $3.6 billion and adjusted EPS of $3.33 to $3.40 per diluted share. For the second quarter, the company expects adjusted EPS of $1.28 to $1.33 per diluted share. Full year and second quarter 2020 guidance includes the benefit of Venture Products and nominal disruptions from coronavirus. Guidance excludes the benefit of the excess tax deduction for share-based compensation and acquisition and integration-related costs.
“While we are optimistic about the year, there are several factors beyond our control that may affect our performance, such as unfavorable weather conditions and more significant disruptions from coronavirus. As always, we will concentrate on controlling what we can control, while being prepared to respond to those factors that we cannot, and continuing to focus on our key strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering our people,” concluded Olson.

SEGMENT RESULTS
Professional

•
Professional segment net sales for the first quarter increased 30.7% to $594.7 million from $455.0 million in the same period last year. The addition of Charles Machine Works, improved net price realization, and strong early-season order activity for snow and ice management products were the primary drivers of the net sales growth, which was somewhat offset by lower shipments of landscape contractor zero-turn riding mowers as the company managed field inventory in advance of the key selling season.

•	Professional segment earnings for the first quarter increased 16.5% to $102.5 million from $88.0 million in the same period last year, largely a result of the acquisition of Charles Machine Works.

Residential

•
Residential segment net sales for the first quarter increased 14.3% to $165.8 million from $145.2 million in the same period last year, primarily driven by shipments of zero turn riding mowers to our new mass retail channel outlet.

•
Residential segment earnings for the first quarter increased 65% to $21.6 million from $13.1 million in the same period last year, primarily due to favorable sales mix, productivity and synergy initiatives, lower commodity and tariff costs, and reductions in freight cost.

3 - The Toro Company Reports First Quarter Fiscal 2020 Results

OPERATING RESULTS
Gross margin for the first quarter was 37.5% compared with 35.8% for the same prior-year period, an increase of 170 basis points. Adjusted gross margin for the first quarter was 37.6% compared with 35.8% for the first quarter of fiscal 2019. The increase in gross margin and adjusted gross margin for the first quarter of fiscal 2020 was primarily driven by productivity and synergy initiatives, improved net price realization, lower freight costs, and lower commodity and tariff costs.
Selling, general and administrative (SG&A) expense as a percent of sales for the first quarter increased 140 basis points to 25.6% from 24.2% in the same year-ago period, reflecting higher costs due to the addition of Charles Machine Works and increased indirect sales and marketing expense.
Operating earnings as a percent of net sales were 11.9% for the first quarter, compared with 11.6% for the same period last year. Adjusted operating earnings as a percent of net sales were 12.1% in the quarter, compared with 11.9% in the same period last year.
Interest expense in the first quarter was $8.2 million compared with $4.7 million in the same prior-year period as a result of incremental borrowings to fund the purchase of Charles Machine Works.
The effective tax rate for the first quarter was 18.6%, compared with 15.0% for the first quarter of fiscal 2019, driven by a lower tax benefit related to the excess tax deduction for share-based compensation. The adjusted effective tax rate for the first quarter was 21.0%, compared with 20.9% for the first quarter of fiscal 2019.
Working capital at the end of the first quarter was up, primarily driven by the addition of Charles Machine Works. Also contributing to higher working capital were increased residential segment inventory to support the expanded mass retail channel, various new product introductions, and higher landscape contractor finished goods as the company managed field inventory ahead of the key spring selling season. Accounts receivable at the end of the first quarter were $321.2 million, up 42.4% from last year. Net inventories were $739.0 million, up 77.4% from last year. Accounts payable were $348.0 million, up 23.6% from the comparable period last year.

LIVE CONFERENCE CALL
March 5, 2020 at 10:00 a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at approximately 10:00 a.m. CST on March 5, 2020. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $3.1 billion in fiscal 2019, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, Ventrac, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

4 - The Toro Company Reports First Quarter Fiscal 2020 Results

Use of Non-GAAP Financial Information
This press release and our related earnings call references certain adjusted non-GAAP financial measures and metrics, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures and metrics calculated and presented in accordance with U.S. GAAP. The adjusted non-GAAP financial measures and metrics included within this press release and our related earnings call consist of gross profit, gross margin, operating earnings, operating earnings before income taxes, net earnings, net earnings per diluted share, and the effective tax rate, each as adjusted, as measures and metrics of our operating performance.
The Toro Company uses these adjusted non-GAAP financial measures and metrics in making operating decisions because we believe these adjusted non-GAAP financial measures and metrics provide meaningful supplemental information regarding core operational performance and provide us with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these adjusted non-GAAP financial measures and metrics facilitate our internal comparisons to both our historical operating results and our competitors' operating results by factoring out potential differences caused by charges not related to our regular ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions. Further, we believe that these adjusted non-GAAP financial measures and metrics, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand our core operational performance.
Reconciliations of historical adjusted non-GAAP financial measures and metrics to the most comparable U.S. GAAP financial measures and metrics are included in the financial tables contained in this press release. These adjusted non-GAAP financial measures and metrics, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures and metrics included within this press release and our related earnings call. These adjusted non-GAAP financial measures and metrics may differ from similar measures used by other companies.
The Toro Company cannot provide quantitative reconciliations of forward-looking adjusted non-GAAP diluted EPS guidance to projected U.S. GAAP diluted EPS guidance or the adjusted non-GAAP effective tax rate guidance to projected U.S. GAAP effective tax rate guidance without unreasonable effort because the combined effect and timing of recognition of potential charges or gains is inherently uncertain and difficult to predict. In addition, since any adjustments could have a substantial effect on U.S. GAAP measures of financial performance, such quantitative reconciliations would imply a degree of precision and certainty that could be confusing to investors.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; the effect of abnormal weather patterns, including unfavorable weather

5 - The Toro Company Reports First Quarter Fiscal 2020 Results

conditions exacerbated by global climate change or otherwise; the effect of natural disasters and global pandemics; the level of growth or contraction in our key markets; customer, government and municipal revenue, budget and spending levels; loss of any substantial customer, including mass retailers and home centers for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies in the U.S. and other countries in which we manufacture or sell our products, or trade regulation and/or industry activity; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including those related to our recent acquisitions of Charles Machine Works and Venture Products, Inc., such as delays or failure by us in achieving the net sales, earnings and cost or revenue synergies expected from acquisitions, delays and challenges in integrating the businesses, business disruptions due to acquisitions, impacts as a result of purchase accounting adjustments and unanticipated liabilities or exposures for which we have not been indemnified or may not recover; impairment of goodwill or other intangible assets; delays or failures in implementing, and unanticipated charges, as a result of, restructuring activities; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

6 - The Toro Company Reports First Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	January 31, 2020	February 1, 2019
Net sales	$767,483	$602,956
Gross profit	288,088	215,617
Gross margin	37.5%	35.8%
Selling, general and administrative expense	196,959	145,563
Operating earnings	91,129	70,054
Interest expense	(8,156)	(4,742)
Other income, net	3,166	4,708
Earnings before income taxes	86,139	70,020
Provision for income taxes	16,048	10,480
Net earnings	$70,091	$59,540

Basic net earnings per share of common stock	$0.65	$0.56

Diluted net earnings per share of common stock	$0.65	$0.55

Weighted-average number of shares of common stock outstanding — Basic	107,423	106,258

Weighted-average number of shares of common stock outstanding — Diluted	108,655	107,781

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
Segment Net Sales	January 31, 2020	February 1, 2019
Professional	$594,721	$455,006
Residential	165,848	145,158
Other	6,914	2,792
Total net sales*	$767,483	$602,956

*Includes international net sales of:	$175,835	$141,545

	Three Months Ended
Segment Earnings (Loss)	January 31, 2020	February 1, 2019
Professional	$102,474	$87,978
Residential	21,566	13,072
Other	(37,901)	(31,030)
Total segment earnings	$86,139	$70,020

7 - The Toro Company Reports First Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	January 31, 2020	February 1, 2019	October 31, 2019
ASSETS
Cash and cash equivalents	$108,914	$249,965	$151,828
Receivables, net	321,192	225,528	268,768
Inventories, net	738,960	416,650	651,663
Prepaid expenses and other current assets	51,442	41,789	50,632
Total current assets	1,220,508	933,932	1,122,891

Property, plant, and equipment, net	431,253	279,270	437,317
Goodwill	362,136	227,091	362,253
Other intangible assets, net	347,643	104,017	352,374
Right-of-use assets	73,137	—	—
Investment in finance affiliate	25,455	25,430	24,147
Deferred income taxes	6,161	39,589	6,251
Other assets	25,316	13,485	25,314
Total assets	$2,491,609	$1,622,814	$2,330,547

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$113,903	$—	$79,914
Accounts payable	348,003	281,526	319,230
Accrued liabilities	348,027	283,452	357,826
Short-term lease liabilities	14,374	—	—
Total current liabilities	824,307	564,978	756,970

Long-term debt, less current portion	601,016	312,551	620,899
Long-term lease liabilities	62,015	—	—
Deferred income taxes	50,676	1,410	50,579
Other long-term liabilities	41,545	49,478	42,521

Stockholders’ equity:
Preferred stock, par value $1.00 per share, authorized 1,000,000 voting and 850,000 non-voting shares, none issued and outstanding	—	—	—
Common stock, par value $1.00 per share, authorized 175,000,000 shares; issued and outstanding 106,977,274 shares as of January 31, 2020, 105,746,538 shares as of February 1, 2019, and 106,742,082 shares as of October 31, 2019	106,977	105,747	106,742
Retained earnings	837,194	613,165	784,885
Accumulated other comprehensive loss	(32,121)	(24,515)	(32,049)
Total stockholders’ equity	912,050	694,397	859,578
Total liabilities and stockholders’ equity	$2,491,609	$1,622,814	$2,330,547

8 - The Toro Company Reports First Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2020	February 1, 2019
Cash flows from operating activities:
Net earnings	$70,091	$59,540
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Non-cash income from finance affiliate	(1,751)	(2,429)
Distributions from (contributions to) finance affiliate, net	442	(459)
Depreciation of property, plant and equipment	18,089	13,670
Amortization of other intangible assets	4,714	1,913
Fair value step-up adjustment to acquired inventory	470	—
Stock-based compensation expense	3,960	3,924
Deferred income taxes	141	(1,225)
Other	175	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(53,044)	(31,331)
Inventories, net	(88,557)	(52,380)
Prepaid expenses and other assets	237	8,119
Accounts payable, accrued liabilities, deferred revenue and other liabilities	21,734	26,643
Net cash (used in) provided by operating activities	(23,299)	25,985

Cash flows from investing activities:
Purchases of property, plant and equipment	(11,821)	(14,180)
Proceeds from asset disposals	25	3
Investment in unconsolidated entities	—	(150)
Acquisitions, net of cash acquired	—	(12,498)
Net cash used in investing activities	(11,796)	(26,825)

Cash flows from financing activities:
Borrowings under debt arrangements	82,025	—
Repayments under debt arrangements	(68,025)	—
Proceeds from exercise of stock options	6,710	7,569
Payments of withholding taxes for stock awards	(1,361)	(1,872)
Purchases of Toro common stock	—	(20,043)
Dividends paid on Toro common stock	(26,856)	(23,923)
Net cash used in financing activities	(7,507)	(38,269)

Effect of exchange rates on cash and cash equivalents	(312)	(50)

Net decrease in cash and cash equivalents	(42,914)	(39,159)
Cash and cash equivalents as of the beginning of the fiscal period	151,828	289,124
Cash and cash equivalents as of the end of the fiscal period	$108,914	$249,965

9 - The Toro Company Reports First Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Adjusted Non-GAAP Financial Measures and Metrics (Unaudited)
(Dollars in thousands, except per-share data)
The company has provided adjusted non-GAAP financial measures and metrics, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), as information supplemental and in addition to the most directly comparable financial measures and metrics presented in the accompanying press release that are calculated and presented in accordance with U.S. GAAP. The company uses these adjusted non-GAAP financial measures and metrics in making operating decisions because the company believes these adjusted non-GAAP financial measures and metrics provide meaningful supplemental information regarding the company's core operational performance and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these adjusted non-GAAP financial measures and metrics facilitate management's internal comparisons to both the company's historical operating results and to the company's competitors' operating results by factoring out potential differences caused by charges not related to the company's regular, ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions.
Further, the company believes that such adjusted non-GAAP financial measures and metrics, when considered in conjunction with the company's financial measures and metrics prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand the company's core operational performance. Such adjusted non-GAAP financial measures and metrics should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the most directly comparable U.S. GAAP financial measures and metrics presented in the accompanying press release. The adjusted non-GAAP financial measures and metrics presented in the accompanying press release may differ from similar measures and metrics used by other companies.
The following table provides a reconciliation of financial measures and metrics calculated and reported in accordance with U.S. GAAP to the most directly comparable adjusted non-GAAP financial measures and metrics included within the accompanying press release for the three month periods ended January 31, 2020 and February 1, 2019:

	Three Months Ended
	January 31, 2020	February 1, 2019
Gross profit	$288,088	$215,617
Acquisition-related costs[1]	470	—
Adjusted non-GAAP gross profit	$288,558	$215,617

Gross margin	37.5%	35.8%
Acquisition-related costs[1]	0.1%	—%
Adjusted non-GAAP gross margin	37.6%	35.8%

Operating earnings	$91,129	$70,054
Acquisition-related costs[1]	2,018	1,647
Adjusted non-GAAP operating earnings	$93,147	$71,701

Earnings before income taxes	$86,139	$70,020
Acquisition-related costs[1]	2,018	1,647
Adjusted non-GAAP earnings before income taxes	$88,157	$71,667

Net earnings	$70,091	$59,540
Acquisition-related costs[1]	1,633	1,510
Tax impact of share-based compensation[2]	(2,035)	(4,361)
Adjusted non-GAAP net earnings	$69,689	$56,689

Diluted EPS	$0.65	$0.55
Acquisition-related costs[1]	0.01	0.02
Tax impact of share-based compensation[2]	(0.02)	(0.04)
Adjusted non-GAAP diluted EPS	$0.64	$0.53

10 - The Toro Company Reports First Quarter Fiscal 2020 Results

	Three Months Ended
	January 31, 2020	February 1, 2019
Effective tax rate	18.6%	15.0%
Acquisition-related costs[1]	—%	(0.3)%
Tax impact of share-based compensation[2]	2.4%	6.2%
Adjusted non-GAAP effective tax rate	21.0%	20.9%

[1]
During the first quarter of fiscal 2020, the company entered into an Agreement and Plan of Merger to acquire Venture Products Inc. ("Venture Products), a privately-held Ohio corporation and the manufacturer of Ventrac-branded products, and an agreement to purchase the real property used by Venture Products ("Purchase Agreement"). On March 2, 2020, subsequent to the end of the first quarter of fiscal 2020, pursuant to the Agreement and Plan of Merger and the Purchase Agreement, the company completed the acquisition of Venture Products. During the second quarter of fiscal 2019, the company acquired The Charles Machine Works, Inc. ("CMW"). Acquisition-related costs for the three month period ended January 31, 2020 represent costs incurred related to the company's acquisition of VPI, as well as integration costs and charges incurred for the take-down of the inventory fair value step-up amount resulting from purchase accounting adjustments related to the company's acquisition of CMW. Additionally, the company elected to recast acquisition-related costs for the three month period ended February 1, 2019 to conform to the current period presentation and as a result, acquisition-related costs were restated to be inclusive of the costs incurred related to the company's acquisition of CMW for the three month period ended February 1, 2019.

[2]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. These amounts represent the discrete tax benefits recorded as excess tax deductions for share-based compensation during the three month periods ended January 31, 2020 and February 1, 2019.

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